As filed with the Securities and Exchange Commission on October 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Outdoor Holding Company

(Exact name of registrant as specified in its charter)

Delaware	30-0957912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Circle 75 Pkwy, Suite 1300 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Outdoor Holding Company 2025 Long-Term Incentive Plan

(Full title of the plan)

Jordan Christensen

Chief Legal Officer

Outdoor Holding Company

1100 Circle 75 Pkwy, Suite 1300

Atlanta, Georgia 30339

(Name and address of agent for service)

(480) 947-0001

(Telephone number, including area code, of agent for service)

With copies of communications to:

Rosebud Nau, Esq.

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register shares of common stock of Outdoor Holding Company (the “Company”) that may be issued to employees, contractors or outside directors of the Company or its subsidiaries pursuant to future grants of equity-based awards under the Outdoor Holding Company 2025 Long-Term Incentive Plan (the “2025 LTIP”). The maximum number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the 2025 LTIP is 10,000,000, subject to adjustment as set forth in the 2025 LTIP. The 2025 LTIP also provides that, to the extent an award under the 2025 LTIP is forfeited, expires or is canceled, in whole or in part, then the number of shares of common stock covered by the forfeited, expired or canceled award may again be awarded under the 2025 LTIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to eligible participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents (excluding those portions of any Current Report on Form 8-K that are “furnished” and not “filed” pursuant to applicable rules and regulations of the Commission):

(a)	The Company’s Annual Report on Form 10-K for the year ended March 31, 2025, filed with the Commission on June 16, 2025;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission on August 8, 2025;

(c)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on July 14, 2025, as supplemented on August 13, 2025, that are deemed “filed” with the Commission;

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on April 2, 2025, April 8, 2025, April 18, 2025, (as amended on September 23, 2025), April 24, 2025, May 19, 2025, May 28, 2025 (as amended on June 2, 2025), June 5, 2025, July 3, 2025, September 2, 2025, September 16, 2025, and September 22, 2025;

(e)	The description of the Company’s common stock contained in the Description of Securities filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, filed with the Commission on June 16, 2025.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, but excluding information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Document(s)”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful, except that no indemnification is permitted in any case without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses which such person has actually and reasonably incurred. The Company’s amended and restated certificate of incorporation, as amended, provides for the indemnification of directors and officers of the Company to the fullest extent permitted by applicable law.

The Company’s bylaws provide that reasonable expenses incurred by any officer or director in defending any action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer, except for liability (i) for any transaction from which the director or officer derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders and (v) for any action by an officer by or in the right of the corporation. The Company’s amended and restated certificate of incorporation, as amended, includes such a provision with respect to directors of the Company.

The Company carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

The Company intends to enter into written indemnification agreements with its executive officers and members of its board of directors. These indemnification agreements will require the Company to indemnify the executive officers and directors to the fullest extent permitted by applicable law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification discussed in this Item 6 is not exclusive of any other rights the party seeking indemnification may possess.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation, as amended through April 21, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, filed with the Commission on June 16, 2025).
4.2	Bylaws (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on February 9, 2017).
5.1*	Legal Opinion of Haynes and Boone, LLP.
23.1*	Consent of Withum Smith+Brown, PC.
23.2*	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included in the signature page to this Registration Statement).
99.1*	Outdoor Holding Company 2025 Long-Term Incentive Plan.
107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 24, 2025.

Outdoor Holding Company

	By:	/s/ Steven F. Urvan
Date: October 24, 2025		Steven F. Urvan, Chief Executive Officer
(Principal Executive Officer)

	By:	/s/ Paul J. Kasowski
Date: October 24, 2025		Paul J. Kasowski, Chief Financial Officer
(Principal Accounting Officer and Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven F. Urvan or Paul J. Kasowski, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven F. Urvan	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 24, 2025
Steven F. Urvan

/s/ Paul J. Kasowski	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 24, 2025
Paul J. Kasowski

/s/ Houman Akhavan	Director	October 24, 2025
Houman Akhavan

/s/ David Douglas	Director	October 24, 2025
David Douglas

/s/ Christos Tsentas	Director	October 24, 2025
Christos Tsentas

/s/ Wayne Walker	Director	October 24, 2025
Wayne Walker